Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form S-1 Registration Statement of Sino-Global Shipping America, Ltd. and Affiliates of our report dated October 13, 2020 relating to the consolidated balance sheets of Sino-Global Shipping America, Ltd. and Affiliates as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in equity (deficiency) and cash flows for each of the years in the two-year period ended June 30, 2020 filed with the Securities and Exchange Commission on October 13, 2020, included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

January 25, 2021